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                                                                 Exhibit (4)(f)

                         PRUCO LIFE INSURANCE COMPANY
                     [2999 North 44/th/ Street, Suite 250
                            Phoenix, Arizona 85014]

                   TAX EFFICIENT ANNUITY BENEFIT ENDORSEMENT

This Endorsement is made a part of your Annuity. For purposes of this Endorsement, certain provisions of your Annuity are amended as described below. If the terms of the Annuity and those of this Endorsement conflict, the provisions of this Endorsement shall control. Should this Endorsement terminate, any amended or replaced Annuity provisions based on this Endorsement's terms will revert to the provisions in the Annuity, except as may be provided below. This Endorsement should be read in conjunction with any applicable Market Value Adjustment ("MVA") Option Rider, any Dollar Cost Averaging ("DCA") Program Rider, and any Death Benefit Rider made a part of your Annuity.

Effective Date: The Effective Date of this Endorsement is shown in the Tax Efficient Annuity Benefit Schedule Supplement ("Schedule Supplement").

The following provisions are added at the end of the "Annuity Payout Options" section of your Annuity.

Tax Efficient Annuity Payout Option: The Tax Efficient Annuity Benefit constitutes an alternate annuity option under the "Annuity Payout Options" section of your Annuity. The Tax Efficient Annuity Benefit is a form of non-life contingent annuity payout which provides for payment of a stream of annuity payments (Tax Efficient Annuity Payments) for a period of time (Payment Period). The amount of the Tax Efficient Annuity Payments is not guaranteed, and may change from one Benefit Year to another.

Definitions Applicable to the Tax Efficient Annuity Benefit:

   Account Value: The definition of "Account Value" in your Annuity includes any allocation to any MVA Option or DCA MVA Option we make available in connection with your Annuity.

   Applicable Life (Lives): The natural person(s) whose age is used to determine the Minimum Payment Period and Maximum Payment Period in the Schedule Supplement.

   Benefit Commencement Date: The date on which we make the first Tax Efficient Annuity Payment to you. The Benefit Commencement Date may be the Benefit Valuation Date or a date that is no later than 31 days after the Benefit Valuation Date.

   Benefit Valuation Date: The Valuation Day on which we calculate the initial Tax Efficient Annuity Payment. The Benefit Valuation Date is the date 30 days (or, if that date is not a Valuation Day, the next Valuation Day) after we receive your request to begin receiving Tax Efficient Annuity Payments in Good Order at the Service Office. The Benefit Valuation Date will be treated as the Annuity Date, as described in the Annuity Schedule and the "Definitions" sections of the Annuity.

   Benefit Year: The first Benefit Year begins on the Benefit Commencement Date and continues through and includes the day immediately preceding the first anniversary of the Benefit Commencement Date. Subsequent Benefit Years begin on the anniversary of the Benefit Commencement Date and continue through and include the day immediately preceding the next anniversary of the Benefit Commencement Date.

   Dollar Cost Averaging MVA Option ("DCA MVA Option"): An MVA Option we make available for use in conjunction with the DCA Program Rider.

   Market Value Adjustment ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option or DCA MVA Option. For further details refer to the applicable MVA Option Rider or DCA Program Rider, if any, made a part of your Annuity.

   Market Value Adjustment Option ("MVA Option"): An Investment Option we may make available that is credited a fixed rate of interest for a specified period of time.

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   Payment Period: The period of time, in full years, you elect, for which Tax
   Efficient Annuity Payments will be made.

Other capitalized terms in this Endorsement are defined either in this Endorsement or in the Annuity.

                         Tax Efficient Annuity Benefit

You may elect to begin receiving Tax Efficient Annuity Payments at any time on or after the Effective Date shown in the Schedule Supplement, subject to the terms of this Endorsement. You may elect to begin receiving Tax Efficient Annuity Payments by submitting a request to the Service Office in Good Order. When completing the request, you must indicate the day of the month on which Tax Efficient Annuity Payments are to be made, the length in years of the Payment Period, and the frequency (annually, semi-annually, quarterly, or monthly) at which you would like to receive the payments. The Payment Period is subject to the Minimum Payment Period and the Maximum Payment Period shown in the Schedule Supplement. The frequency you select must result in a periodic Tax Efficient Annuity Payment amount equal to or greater than the Minimum Tax Efficient Annuity Payment Amount shown in the Schedule Supplement.

Tax Efficient Annuity Payments are available, as applicable, on a Single Applicable Life or Joint Applicable Lives basis. The Payment Period you may select depends, in part, on whether the Tax Efficient Annuity Benefit is selected on a Single Applicable Life or Joint Applicable Lives basis.

   . If the Annuity is owned by one Owner who is a natural person, the Owner is the Single Applicable Life.

   .   If the Annuity is entity-owned, the Annuitant is the Single Applicable
       Life.

   . If the Annuity is owned by two joint Owners who are natural persons, both joint Owners will be the Joint Applicable Lives. However, if both joint Owners agree, the Tax Efficient Annuity Benefit can be elected on a Single Applicable Life basis, with one of the joint Owners being the Single Applicable Life.

You are eligible to elect Tax Efficient Annuity Payments under this Endorsement, subject to the following:

    (1)the Annuity is a Non-Qualified Annuity, as shown on the Annuity Schedule;

    (2)no other form of annuity payments are being made under the Annuity;

    (3)the Account Value equals or exceeds the Minimum Account Value on the Benefit Valuation Date shown in the Schedule Supplement; and

    (4)the age of the Single Applicable Life (each of the Joint Applicable Lives, if the Tax Efficient Annuity Benefit is elected on a Joint Applicable Lives basis) is within the Age Range shown in the Schedule Supplement.

On and after the Benefit Valuation Date you may not:

   .   cancel your election to receive Tax Efficient Annuity Payments;

   . make any additional Purchase Payments to the Annuity. As a result, the DCA Program will no longer be available for new allocations;

   .   change the Owner(s) or the Annuitant;

   .   assign the Annuity;

   . change the day of the month on which Tax Efficient Annuity Payments are made, or the frequency (monthly, quarterly, semi-annual or annual basis) at which Tax Efficient Annuity Payments are made;

   . skip, cancel, accelerate, defer or modify the amount of any Tax Efficient Annuity Payment; or

   .   elect to begin any other form of annuity payments under the Annuity.

Tax Efficient Annuity Payment Calculations: If you elect to begin receiving Tax Efficient Annuity Payments, the amount of the Tax Efficient Annuity Payments is determined as follows:

   On the Benefit Valuation Date we will calculate the amount of the initial Tax Efficient Annuity Payment. We do this by dividing (a) your Account Value on the Benefit Valuation Date by (b) the total number of periodic payments in the selected Payment Period.

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   On each anniversary of the Benefit Valuation Date (or the next Valuation Day if the anniversary of the Benefit Valuation Date is not a Valuation Day):

       (a)we subtract the number of periodic payments made in the prior Benefit Year from the number of periodic payments remaining in the Payment Period as of the prior Benefit Valuation Date anniversary (as of the Benefit Valuation Date, if this calculation is being made on the first anniversary of the Benefit Valuation Date); and

       (b)we calculate the amount of the periodic Tax Efficient Annuity Payment to be made during the next Benefit Year by dividing (1) your Account Value on the current Benefit Valuation Date anniversary by (2) the remaining number of periodic payments in the Payment Period.

Assets supporting Tax Efficient Annuity Payments will continue to be held in the separate account(s) on and after the Benefit Valuation Date.

Your Account Value is reduced on a dollar for dollar basis by each Tax Efficient Annuity Payment we make. Tax Efficient Annuity Payments are deducted pro-rata from the Account Value of all Sub-accounts to which your Account Value is then allocated. If there is insufficient Account Value in the Sub-accounts to process a Tax Efficient Annuity Payment, any remaining Account Value from the Sub-accounts will be withdrawn first, and the remainder will be withdrawn from the MVA Options, if any, to which your Account Value is then allocated, in the same order as described in the "Allocation Rules for MVA Options" section of the MVA Option Rider for the order of withdrawals from multiple MVA Options.

Tax Efficient Annuity Payments will be treated as Withdrawals for purposes of:
(1) any applicable MVA Option Rider or DCA Program Rider, (2) determining any applicable Contingent Deferred Sales Charge, (3) determining any applicable free withdrawal amount, and (4) for determining the Death Benefit under the Annuity or any Death Benefit Rider made a part of the Annuity.

If your Account Value is less than, or equal to, the remaining periodic Tax Efficient Annuity Payment amount for the Benefit Year on the date a remaining periodic Tax Efficient Annuity Payment amount is due, even if this occurs before the end of the Payment Period, we will pay the entire amount of the remaining Account Value, and the Annuity will terminate. If your remaining Account Value is greater than the periodic Tax Efficient Annuity Payment amount on the date the final periodic Tax Efficient Annuity Payment is scheduled to be made, we will pay the remaining Account Value, and the Annuity will terminate.

Impact of Partial Withdrawals during the Payment Period: You may take partial withdrawals from the Account Value during the Payment Period. Partial withdrawals are in addition to any Tax Efficient Annuity Payments we make in accordance with the provisions of this Endorsement.

Partial Withdrawals:

   . are subject to any applicable Contingent Deferred Sales Charges, any applicable MVA, and the Minimum Withdrawal Amount and the Minimum Surrender Value after a Partial Withdrawal, shown in the Annuity Schedule;

   .   reduce the Account Value on a dollar for dollar basis;

   . may result in reduced Tax Efficient Annuity Payment amounts in the current Benefit Year and subsequent Benefit Years; and

   . may result in your Account Value reducing to zero before the end of the Payment Period, resulting in termination of the Tax Efficient Annuity Benefit and the Annuity.

If you take a partial withdrawal on a date other than the Benefit Valuation Date or an anniversary of the Benefit Valuation Date, we will recalculate the amount of the periodic Tax Efficient Annuity Payment, if any, scheduled to be made during the remainder of the current Benefit Year, based on the reduced Account Value determined immediately after the partial withdrawal.

Surrender of the Annuity: You may request a full surrender of the Annuity after the Benefit Valuation Date, subject to any applicable Contingent Deferred Sales Charges. No further Tax Efficient Annuity Payments will be made as of the date we receive your surrender request in Good Order at the Service Office.

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See the "Distributions" section of the Annuity and any applicable MVA Rider and any DCA Program Rider for further information regarding the processing of partial withdrawals and surrender of the Annuity.

Death after the Benefit Valuation Date: Upon the death of the Owner (the first to die of the joint Owners, or the Annuitant if the Annuity is entity-owned) after the Benefit Valuation Date, unless we are notified otherwise, as provided in the next paragraph, the Account Value will remain in the Sub-accounts and/or the DCA Program to which it was allocated at the time of death and any remaining scheduled Tax Efficient Annuity Payments will continue to be payable during the remainder of the Payment Period to the following payee(s): the surviving joint Owner, if any, otherwise the named Beneficiary(ies), if living, otherwise the estate of the last surviving Owner.

However, if the payee(s) to whom any remaining Tax Efficient Annuity Payments are payable upon the Owner's (Annuitant's) death is also the Beneficiary(ies) for the Death Benefit, the Death Benefit feature will remain in effect, and the payee(s) may instead elect to receive a single sum payment of the Death Benefit in accordance with the "Death Benefit" sections of the Annuity and any Death Benefit Rider made a part of the Annuity. Doing so will terminate payment of any remaining Tax Efficient Annuity Payments and the Annuity. To elect to receive a single sum payment of the Death Benefit, we must receive Due Proof of Death of the Owner (Annuitant) and notification from the applicable payee(s) in Good Order at the Service Office.

In all events, any payment(s) to be made after such a death will be made at least as rapidly as they were being made at the time of the death.

Misstatement of Age or Sex: For purposes of this Endorsement, the following sentence is added to the "Misstatement of Age or Sex" section of the Annuity:

   If there has been a misstatement of the age of a Single Applicable Life or a Joint Applicable Life upon whose life the duration of the Payment Period is calculated, we will make adjustments to any availability and any payments payable under this Endorsement to conform to the facts.

Charge for the Tax Efficient Annuity Benefit: The charge for the Tax Efficient Annuity Benefit is shown in the Schedule Supplement. If the Tax Efficient Annuity Benefit is elected, any other charges or fees described in the Annuity or any optional benefit rider made a part of the Annuity will continue to be due and payable, as described in the Annuity or rider.

Termination of the Tax Efficient Annuity Benefit: Tax Efficient Annuity Payments will terminate on the first to occur of the following:

    (1)the date we receive your request for full surrender of the Annuity at the Service Office in Good Order;

    (2)the date the Account Value equals zero;

    (3)the date the number of remaining payments in the Payment Period equals zero; or

    (4)the date we receive Due Proof of the Owner's (Annuitant's) Death and notification in Good Order from the payee(s) electing to receive the Death Benefit in a single sum rather than continuing to receive Tax Efficient Annuity Payments.

                         PRUCO LIFE INSURANCE COMPANY

                             /s/ Joseph D. Emanuel
                         -----------------------------
                                   Secretary

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                         PRUCO LIFE INSURANCE COMPANY
                     [2999 North 44/th/ Street, Suite 250
                            Phoenix, Arizona 85014]

               TAX EFFICIENT ANNUITY BENEFIT SCHEDULE SUPPLEMENT

Annuity Number: [001-0001]

Effective Date of the Tax Efficient Annuity Benefit Endorsement: [Issue Date of the Annuity]

Age Range: [The Single Applicable Life, or both Joint Applicable Lives, must be at least age [59 1/2], but not more than age [90] on the Benefit Valuation Date.]

Minimum Account Value on the Benefit Valuation Date: [$25,000]

Minimum Tax Efficient Annuity Payment Amount: [$100]

Minimum Payment Period: [10 years]

Maximum Payment Period: [If the Tax Efficient Annuity Benefit is elected:

   . On a Single Applicable Life Basis: The Maximum Payment Period is [100 years] minus the age (in years) of the Single Applicable Life on the Benefit Valuation Date

   . On a Joint Applicable Lives Basis: The Maximum Payment Period is [100 years] minus the age (in years) of the younger of the Joint Applicable Lives on the Benefit Valuation Date]

Charge for the Tax Efficient Annuity Benefit: [There is no charge for the Tax Efficient Annuity Benefit]

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